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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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    RULE 14A-6 (E) (2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to Rule 14a-12


                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                                    News Release
                                              [Willamette Industries, Inc. logo]
FOR IMMEDIATE RELEASE
March 8, 2001


CONTACT:    Greg Hawley            Cathy Dunn             Paul Verbinnen/David Reno/
            EVP & CFO              VP Communications      Jim Barron
            Willamette Industries  Willamette Industries  Citigate Sard Verbinnen
            503-273-5640           503-273-5642           212-687-8080

                WILLAMETTE SETS ANNUAL MEETING AND RECORD DATES

                    Nominates Three Directors For Reelection
                            ________________________

PORTLAND, ORE. - March 8, 2001 - The Board of Directors of Willamette Industries (NYSE:WLL) today announced that it has set the Company's annual meeting for Thursday, June 7, 2001. The meeting will be held at 11:00 a.m. local time in the Portland Art Museum's third floor Grand Ballroom. Shareholders of record as of the close of business on Monday, April 16, 2001 will be eligible to vote at the meeting.

Willamette's Board also announced that three existing directors -- Duane C. McDougall, Willamette's Chief Executive Officer, Kenneth W. Hergenhan, and Robert M. Smelick -- have been nominated to serve as Class A Directors until the 2004 annual meeting (see bios below). It is expected that Benjamin R. Whiteley will be retiring from the Board at the time of the annual meeting. Pursuant to the Company's Bylaws, Mr. Whiteley would be required to resign from the Board upon reaching the age of 72 in July of 2001. Effective as of the date of the annual meeting, the number of Directors on the Willamette Board will be fixed at nine, with three directors in each class.

Commenting on Ben Whiteley's retirement, Willamette Chairman William Swindells said: "We've appreciated Ben's significant contribution to the success of our business. His knowledge and expertise have added greatly to our Board's strength. We thank him and wish him the best in the future."

Mr. Whiteley said: "I have enjoyed my years serving as a board member at one of the industry's premier companies. I am fully supportive of Willamette's stand against Weyerhaeuser's hostile takeover attempt and am confident that the Company's current business plan will deliver superior value to shareholders."

Swindells continued, "All three of our nominees to Willamette's Board are extremely experienced and knowledgeable about the company and committed to building value for Willamette's shareholders. They and the rest of Willamette's Board are unanimous in the belief that Weyerhaeuser's $48 hostile tender offer dramatically undervalues Willamette. Our Company has outperformed the forest products industry for the last decade, and our Board is confident that we will continue to outperform the industry and deliver more value to our shareholders over time than what Weyerhaeuser has offered. We urge shareholders to support our nominees."

Duane C. McDougall, President and Chief Executive Officer of Willamette added:
"Contrary to usual practice, each of Weyerhaeuser's nominees is being paid $25,000 by Weyerhaeuser, which raises serious questions as to their independence and agenda. In addition, their proposed alternative slate of directors includes Weyerhaeuser's former chief executive, general counsel and a senior vice president, all of whom we believe are collecting Weyerhaeuser retirement benefits."

He continued: "Our Board believes that, if Weyerhaeuser succeeds in having its nominees elected, it will be detrimental to the interests of Willamette's shareholders. Weyerhaeuser has publicly stated that their nominees will 'seek to cause the Company's Board of Directors to take all such actions as may be necessary to facilitate the Offer and the Proposed Merger'. Given that it is in Weyerhaeuser's interest to acquire Willamette for the lowest possible price, the Board believes that Weyerhaeuser's paid nominees would have no incentive to work with the rest of the Board to pursue all initiatives to enhance shareholder value.''

Commenting on the March 30, 2001 expiration of Weyerhaeuser's tender offer, McDougall said, "We continue to recommend Willamette shareholders not tender their shares to Weyerhaeuser and - to any shareholders that have done so - we urge them to withdraw their shares."

In other business, the Board approved a capital project for the Clonmel, Ireland medium density fiberboard (MDF) plant for $39 million. The modernization will replace a platen system with a continuous press line to manufacture a variety of thicknesses of high quality MDF, making the facility among the most modern in Europe.

Willamette Director Nominees Biographies

Duane C. McDougall, 49, has been a Director of Willamette since 2000. Mr. McDougall is President and Chief Executive Officer of the Company, a position he has held since December 1998. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer, executive vice president, and has worked for Willamette in a variety of positions for 21 years. Mr. McDougall also serves as a board member for several non-profit and educational organizations, including the Oregon State University Foundation, Nature Conservancy of Oregon, Portland Art Museum, American Forest & Paper Association and Sustainable Forestry Board. Mr. McDougall earned a bachelor's degree in business administration from Oregon State University.

Kenneth W. Hergenhan, 69, has been a Director of Willamette since 1997 and has been associated with Willamette since 1967. Mr. Hergenhan was a partner in the law firm of Miller Nash LLP, and chair of the firm's business practice group prior to his retirement in December 1996. He served as chair of the Oregon state bar association's business law and securities law committees. He is a graduate of Lehigh University and Harvard Law School.

Robert M. Smelick, 58, has been a Director of Willamette since 1990 and has been associated with Willamette since 1983. Mr. Smelick has been the managing principal of Sterling Payot

Company, an investment company, since 1989. Prior to forming Sterling Payot, he was Managing Director in charge of First Boston's Investment Banking activities in the Western United States, where he had been since 1979. Mr. Smelick serves as Chairman of the Board of Accrue Software, Inc. He is a Trustee of the Hamlin School, and is a board member of the San Francisco Ballet. Mr. Smelick holds an AB from Stanford University and an MBA from Harvard Business School.

Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These
                                                      -----------
documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names,
---------------------------
affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.

A link to the following editorial has been posted on the intranet and website of Willamette Industries, Inc. accompanied by a legend which complies with Rule 14a-12(a)(ii) of the Securities Exchange Act of 1934, as amended:

Albany Democrat Herald 3/6/01
Let Weyerhaeuser fail in its campaign

Weyerhaeuser keeps campaigning to take over Willamette Industries, but there is every reason to hope that the Washington company will fail in its attempt.

There is only one reason that such a combination makes sense. That is to combine operations, lower costs and improve profits. For the public in general and Oregon in particular, this means less competition, higher prices and fewer jobs.

Wall Street, as the news stories keep pointing out, has embraced the takeover. That's to be expected. Wall Street is interested only in the earnings shareholders can achieve.

There is nothing wrong with stockholders or earnings. Much of the country now owns shares. But the fate of investments is not the only thing that counts.

Other things that count:

 . The public welfare. Oregon is better off with a company headquartered in Oregon than with branches of companies headquartered elsewhere. People of this state benefit when the chief executive officers making fundamental decisions about local economies also live in this economy.

 . Local jobs. Linn County happens to be the county with the largest single number of Willamette employees. If the company is sold and the bean counters start pushing for efficiencies, jobs are going to be lost - not just mill jobs and administrative jobs, but other jobs like cutting hair, selling groceries, fixing cars, selling insurance, providing legal service, the full gamut.

In its latest letter on the subject Weyerhaeuser last week accused the Willamette Industries board of stalling. One should hope so! May Willamette stall as long as it can. May it stall long enough for the majority of shareholders to see that the takeover is not good for them, for Oregon or for the United States.

Places like Linn County already have trouble competing economically with metropolitan centers. The last thing we want is for more local jobs to disappear in favor of concentrations of jobs elsewhere.

Stockholders have only one interest, how to make money. Ordinary people and communities have interests far more important, such as making a living. (hh)

********************************************************

This editorial was written by Hasso Herring, editor of the Albany Democrat-Herald, published in the Albany Democrat Herald on March 6, 2001. The publisher has consented to the posting of a link to this article on the Company's website.